Exhibit 10.2

November 16, 2016

Denise Westenfield

6400 Craig Drive

Eden Prairie, MN 55346

Re:       Retention Bonus Agreement

Dear Denise:

As you are aware, Datalink Corporation, a Minnesota corporation (“Datalink”), has entered into an Agreement and Plan of Merger with Insight Enterprises, Inc., a Delaware corporation (“Insight”), and certain other parties (the “Merger Agreement”), pursuant to which Datalink will be acquired by, and will become a wholly-owned subsidiary of, Insight (the “Merger”). Because of your great service and contributions, Datalink has determined that it is in its best interests to offer you a cash-based incentive to continue your employment after the closing of the Merger (the “Closing”) through the fifth (5th) month anniversary of the Closing (“Retention Date”) (such period, the “Retention Period”). Contingent on the Closing and your continued employment through the earlier of (i) the Retention Date or (ii) the date Datalink, Insight or any of their related subsidiaries terminates your employment for any reason other than Cause (as defined in Section 4 below) before the Retention Date, you will be eligible to receive a Retention Bonus (as defined in Section 1 below), subject to the terms and conditions set forth below. In addition, this Letter Agreement provides that if Datalink, Insight or any of their related subsidiaries terminates your employment for any reason other than Cause before or after the Retention Date, then you will be eligible to receive a Severance Payment (as defined in Section 2 below), subject to the terms and conditions set forth below.

1.         Retention Bonus. Contingent on the Closing, if (a) you continue employment with Datalink, Insight or any of their related subsidiaries through the Retention Date, or (b) your employment with Datalink, Insight or any of their related subsidiaries is involuntarily terminated by Datalink, Insight or any of their related subsidiaries without Cause before the Retention Date, and, in either case you execute and do not revoke the release described in Section 11 below, you will be entitled to receive a retention bonus in the amount of $90,000 (“Retention Bonus”).

2.         Severance Payment. After the Closing, if for any reason, including in connection with a restructuring, Datalink, Insight or any of their related subsidiaries involuntarily terminates your employment without Cause, and you execute and do not revoke the release described in Section 11 below, then you will be entitled to receive, (a) if such termination occurs before the Retention Period ends, a payment equal to $90,000, or (b) if such termination occurs after the Retention Period ends, severance benefits under Insight’s Separation Plan based on your position and/or time of service to Datalink, Insight or any of their related subsidiaries (in either case, the “Severance Payment”).

3.         Payment of Retention Bonus and Severance Payment. You acknowledge that the Severance Payment and the Retention Bonus shall constitute full satisfaction of all separation or severance benefits that you would be eligible to receive as a result of your termination of employment with Datalink, Insight or any of their related subsidiaries. Provided that the applicable release described in Section 11 becomes effective, (a) the Retention Bonus will be paid to you in a single lump sum cash payment no later than sixty-five (65) calendar days after the Retention Date, and (b) the Severance Payment will be paid to you in a single lump sum cash payment no later than sixty-five (65) calendar days after your last day of employment with Datalink, Insight or any of their related subsidiaries as a result of your involuntary termination of employment without Cause, provided that in either case if such sixty-five (65)-day period spans two calendar years, the Retention Bonus and/or Severance Payment (as applicable) will be paid in the second calendar year.

4.         Termination. In the event that Datalink, Insight or any of their related subsidiaries involuntarily terminates your employment without Cause upon or after the Closing and prior to the Retention Date, you will be entitled to receive the Retention Bonus as described in Section 1. In the event that Datalink, Insight or any of their related subsidiaries involuntarily terminates your employment without Cause upon or after the Closing (whether prior to or after the Retention Date), then you will be entitled to receive the Severance Payment as described in Section 2. If your employment with Datalink, Insight or any of their related subsidiaries is terminated before or after the Retention Date, either (i) by you for any reason or for no reason, with or without notice, or (ii) by Datalink, Insight or any of their related subsidiaries for Cause, then you will not be eligible for the Retention Bonus or the Severance Payment. For purposes of this Letter Agreement, “Cause” is defined as:

a.   Commission by you of a felony or another crime involving moral turpitude, or the commission by you of any other act or omission involving dishonesty, disloyalty or fraud with respect to Datalink or any of its subsidiaries or their customers or suppliers;

b.   You reporting to work under the influence of alcohol or illegal drugs, your use of illegal drugs (whether or not in the workplace), or other conduct by you causing Insight or any of its subsidiaries substantial public disgrace or disrepute or economic harm;

c.   Substantial or repeated failure by you to perform duties as reasonably directed by Datalink after verbal or written notice of your failure to perform, which notice may be informal;

d.   Your violation of any of the policies and guidelines for Datalink and its subsidiaries, including, without limitation, those relating to conflicts of interest, ethical practices, trade regulation, payment and procurement policies, legal compliance, employment discrimination, and harassment;

e.   Any breach or other violation by you of any agreement between you and Datalink or any of its subsidiaries, including any confidentiality, non-solicitation or any other restrictive covenant agreements; or

f.    Gross negligence or willful misconduct of you with respect to Datalink or any of its subsidiaries.

5.         Governing Law. The provisions of this Letter Agreement shall be construed and interpreted according to the laws of the State of Minnesota without regard to conflict of law principles.

6.         Severability; Entire Agreement; Amendment. If any provision of this Letter Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. You acknowledge and agree that this Letter Agreement constitutes the entire agreement between you and Datalink with respect to the subject matter hereof. This Letter Agreement may not be modified, altered or changed except by a written agreement signed by you and Datalink or its successor.

7.         Withholding. The Retention Bonus and Severance Payment, if any, shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements and will be reflected on your Form W-2 for the year in which such Retention Bonus or Severance Payment is paid.

8.         Confidentiality. You agree that all confidential and/or proprietary information of Datalink and Insight following the Closing, as well as the terms of this Letter Agreement, the Merger Agreement and the other agreements contemplated thereby (collectively, “Confidential Information”), shall be kept confidential by you and shall not be used by you for any purpose; provided, however, that you may disclose the terms of this Letter Agreement only (but not any other Confidential Information) to your spouse, domestic partner, tax preparer or advisor, or attorney (each of whom shall be advised by the undersigned of this confidentiality obligation) in each case, on a need to know basis and who agree to treat such information confidentially. If you disclose any of the terms of this Letter Agreement or any other Confidential Information to any third party, other than in accordance with the preceding sentence, you shall be in breach of this Letter Agreement and the Retention Bonus and Severance Payment shall not be payable to you. In the event any Retention Bonus or Severance Payment has already been paid to you, in addition to any other remedies available under applicable law, Datalink may seek the return of the Retention Bonus and Severance Payment through appropriate legal action. Nothing in this Letter Agreement shall be construed to limit, impede or impair your rights or obligation to report any illegal, improper, or other inappropriate conduct to any government agency regarding matters that are within the jurisdiction of such agency if you are required by law to report such matters to such agency.

9.         Section 409A Compliance. It is intended that this Letter Agreement and the Retention Bonus and Severance Payment, if any, due pursuant to this Letter Agreement qualify for the “short-term deferral exception” to Section 409A of the Internal Revenue Code of 1986, as amended, including regulations and guidance issued thereunder (“Section 409A”) and each provision of this Letter Agreement shall be interpreted in a manner consistent with this intent. Nevertheless, Datalink cannot, and does not, guarantee any particular tax effect or treatment of the amounts due, if any under this Letter Agreement. Each payment in a series of payments under this Letter Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Letter Agreement shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Letter Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto.

10.       Successors and Assigns. This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. You may not assign your rights or obligations hereunder without prior written consent of Datalink.

11.       Release. As a condition to the receipt of the Retention Bonus and/or Severance Payment, Datalink or its successor requires that you execute, and not revoke, a release agreement in form and substance satisfactory to Datalink or its successor. The release will be provided to you prior to, or shortly following, the applicable Retention Date or termination date, and must be executed by you within the 21 or 45-day consideration period that will be described in the release and not revoked by you within the 15-day revocation period that will be described in the release. If any such release is not signed and returned during the 21 or 45-day consideration period, or if the release is revoked, neither the Retention Bonus and/or Severance Payment will be paid to you.

12.       At-Will Employment. Your employment with Datalink, its successor or any of the other related subsidiaries is at-will, which means the employment relationship may be terminated with or without cause and with or without notice at any time by you, Datalink, or any other subsidiary for which you work. Nothing in this Letter Agreement or in any other document or statement and nothing implied from any course of conduct shall limit Datalink or your right to terminate the at-will employment relationship. Only the Chief Executive Officer of Datalink or its successor may modify Datalink’s at-will employment policy or enter into any agreement contrary to this at-will employment policy. Any such modification must be in writing and signed by the Chief Executive Officer and the employee subject to such policy.

If you accept the terms of this Letter Agreement, please return a signed copy of this Letter Agreement to me no later than December 1, 2016. If you have any questions in the meantime, please feel free to contact me.

Datalink Corporation

	By:	/s/ Patricia A. Hamm

		Its:	Executive Vice President, Human Resources

	By:	/s/ Greg Barnum

		Its:	CFO

/s/ Denise Westenfield			Date:	11/16/16
Denise Westenfield